Contact:	Ruth Pachman/Michael Herley	David L. Toner
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8936

CARVER BANCORP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2014 RESULTS

New York, New York, August 9, 2013 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its first fiscal quarter of 2014 ended June 30, 2013 (“Fiscal 2014”).

The Company reported net income of $410 thousand or basic and diluted earnings per share of $0.11 for the first quarter of fiscal 2014, compared to a net loss of $361 thousand or a basic loss per share of $0.10, for the prior year period.

Deborah C. Wright, Carver Bancorp Chairman and CEO said, “We are pleased to report our third consecutive quarter of positive earnings results. Our loan performance continued to improve, with non-performing assets declining 33% from the prior year's quarter and 57% year-over-year, while delinquencies declined 29% over the prior quarter.  Our net interest margin increased to 3.19%, reflecting both a low interest rate environment at the start of the quarter and strengthening rates in the back half. While loan balances remain below our desired levels due to above average prepayment activity, our pipeline remains strong. The uptick in interest rates, along with our retention efforts, should help to mitigate refinancing activities going forward. Our capital ratios remain strong with our Tier I leverage ratio increasing to 10.43%.”

Ms. Wright concluded, “We remain prudently optimistic for the balance of Fiscal 2014 despite the economic challenges our communities continue to face. We have great confidence in the strength of our management team and our strategic plan to grow the Carver franchise through innovative products and technologies such as Carver Community Cash, and we remain committed to the communities we serve.”

Statement of Operations Highlights

First Quarter Results
The Company reported net income for the three months ended June 30, 2013 of $410 thousand compared to a net loss of $361 thousand for the prior year period. Primary drivers of improvement over the prior year period were reductions in non-interest expenses and increases in the gains on sales of securities and loans, which were partially offset by an increase in the provision for loan losses.

Net Interest Income
Interest income decreased $581 thousand, or 9.4%, to $5.6 million compared to the prior year quarter, primarily attributable to a $64.7 million, or 15.0%, decrease in average loans. Although the average yield on loans increased 19 basis points to 5.38% from 5.19%, following a reduction in non-performing loans, the decrease in average loans reduced total interest income on loans. Decreases in interest income are likely to continue until average loan balances increase, given lower yields available on alternative interest-earning assets. The average yield on mortgage-backed securities fell 31 basis points to 1.81% from 2.12% as the securities added to the portfolio carried lower yields than the securities that were sold or paid down.
Interest expense decreased $310 thousand, or 23.5%, to $1.0 million, compared to $1.3 million for the prior year quarter, following lower rates paid on money market accounts and certificates of deposits. The average rate on interest-bearing liabilities decreased 20 basis points to 0.85% for the quarter ended June 30, 2013.

Provision for Loan Losses
The Company recorded a $831 thousand provision for loan losses compared to a $224 thousand provision for the prior year quarter. Net charge-offs of $1.5 million were recognized compared to $1.4 million in the prior year period. Charge-offs in both periods were primarily related to impaired loans and loans moved to held-for-sale ("HFS"). The impact of the charge-offs to the provision was partially offset by a reduction in the allowance for loan losses due to stabilization in valuations of non-performing loans and a decrease in loss experience.

Non-interest Income
Non-interest income increased $1.2 million, or 126.4%, to $2.1 million, compared to $0.9 million for the prior year quarter. The increase was primarily due to net gains realized on sale of HFS loans, gains on sale of securities, and increases in the Bank's depository fees, including fees generated by Carver Community Cash.

Non-interest Expense
Non-interest expense decreased $1.4 million to $5.3 million, compared to $6.6 million in the prior year quarter. The decrease was primarily due to lower employee compensation expenses of $352 thousand following reduced staffing levels, and decreases in other expenses including a $300 thousand charge-off recovery related to the Company's former money carrier provider and a reduction of $355 thousand in reserves for losses associated with repurchase of mortgage loans sold by the Bank to Fannie Mae.

Income Taxes
The income tax expense was $73 thousand for the first quarter compared to $159 thousand in the prior year period.

Financial Condition Highlights
At June 30, 2013, total assets decreased $4.1 million, or 0.6%, to $634.2 million, compared to $638.3 million at March 31, 2013. The overall change was primarily due to decreases in the loan portfolio, net of the allowance for loan losses of $13.8 million, and in HFS loans of $3.4 million. These decreases were offset by increases in other assets of $8.9 million and $4.8 million in the investment portfolio.

Total investment securities increased $4.8 million, or 3.9%, to $129.9 million at June 30, 2013, compared to $125.1 million at March 31, 2013. This change reflects an increase of $4.5 million in held-to-maturity securities, as the Company continues to diversify its investment portfolio to increase interest-earning assets.

Net loans receivable decreased $14.5 million, or 3.9%, to $355.7 million at June 30, 2013, compared to $370.1 million at March 31, 2013. The majority of the decrease resulted from $24.9 million of principal repayments and loan payoffs across all loan classifications. An additional $5.4 million in loans were transferred from held for investment to HFS and $1.4 million represented principal charge-offs. Decreases were partially offset by loan originations and advances of $17.0 million. Early payoffs of loans slowed during the second half of the quarter as interest rates increased following the Federal Reserve Chairman's Congressional testimony in May 2013.

HFS loans decreased $3.4 million, or 25.9%, to $9.7 million as the Company continued to take aggressive steps to resolve troubled loans. During the quarter, there were $8.8 million in sales and paydowns, offset by $5.4 million in loans, net of charge-offs, that transferred into the HFS portfolio from the held for investment portfolio.

Total liabilities remained flat at $581.4 million at June 30, 2013, compared to $581.5 million at March 31, 2013, due to an increase in borrowings of $11.0 million, offset by reductions in deposits of $10.2 million.

Deposits decreased $10.2 million, or 2.1%, to $485.5 million at June 30, 2013, compared to $495.7 million at March 31, 2013, due primarily to runoff of certificates of deposit as the low interest rate environment led depositors to seek alternative investment opportunities for maturing deposits.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) and other borrowed money increased $11.0 million, or 14.4%, to $87.4 million at June 30, 2013, compared to $76.4 million at March 31, 2013, as the Company added short-term borrowings during the quarter to offset the runoff in certificates of deposit.

Total equity decreased $3.9 million, or 6.9%, to $52.8 million at June 30, 2013, compared to $56.7 million at March 31, 2013. The majority of the decrease was due to $4.4 million unrealized losses on investments caused by the spike in interest rates in the second half of the quarter.

Asset Quality
At June 30, 2013, non-performing assets totaled $30.1 million, or 4.7% of total assets, compared to $46.1 million or 7.2% of total assets at March 31, 2013, and $71.8 million or 11.1% of total assets at June 30, 2012. Non-performing assets at June 30, 2013 were comprised of $8.2 million of loans 90 days or more past due and non-accruing, $6.9 million of loans classified as a troubled debt restructuring, $4.3 million of loans that were either performing or less than 90 days past due that have been classified as impaired, $0.9 million of Real Estate Owned, and $9.7 million of loans classified as HFS.

The allowance for loan losses was $10.3 million at June 30, 2013, which represents a ratio of the allowance for loan losses to non-performing loans of 53.0% compared to 35.9% at March 31, 2013. The ratio of the allowance for loan losses to total loans was 2.9% at June 30, 2013, a decrease from 3.0% at March 31, 2013.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	March 31,
$ in thousands except per share data	2013	2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$101,942	$98,083
Money market investments	5,911	6,563
Total cash and cash equivalents	107,853	104,646
Restricted cash	6,556	10,666
Investment securities:
Available-for-sale, at fair value	116,377	116,051
Held-to-maturity, at amortized cost (fair value of $13,667 and $9,629 at June 30, 2013 and March 31, 2013, respectively)	13,537	9,043
Total investments	129,914	125,094

Loans held-for-sale (“HFS”)	9,709	13,107

Loans receivable:
Real estate mortgage loans	322,118	334,594
Commercial business loans	33,330	35,281
Consumer loans	219	247
Loans, net	355,667	370,122
Allowance for loan losses	(10,317)	(10,989)
Total loans receivable, net	345,350	359,133
Premises and equipment, net	8,376	8,597
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,866	3,503
Accrued interest receivable	2,418	2,247
Other assets	20,179	11,284
Total assets	$634,221	$638,277

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	$97,126	$98,066
Non-interest bearing checking	56,118	58,239
NOW	25,863	25,927
Money market	115,327	113,259
Certificates of deposit	191,033	200,225
Total deposits	485,467	495,716
Advances from the FHLB-New York and other borrowed money	87,403	76,403
Other liabilities	8,506	9,423
Total liabilities	581,376	581,542

STOCKHOLDERS' EQUITY:
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,661 and 3,697,364 issued; 3,695,717 and 3,695,420 shares outstanding at June 30, 2013 and March 31, 2013, respectively)	61	61
Additional paid-in capital	55,844	55,708
Accumulated deficit	(44,028)	(44,439)
Non-controlling interest	101	141
Treasury stock, at cost (1,944 shares at June 30, 2013 and March 31, 2013)	(417)	(417)
Accumulated other comprehensive (loss)/income	(3,834)	563
Total stockholders' equity	52,845	56,735
Total liabilities and stockholders' equity	$634,221	$638,277

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30,
$ in thousands except per share data	2013	2012
Interest income:
Loans	$4,915	$5,587
Mortgage-backed securities	263	294
Investment securities	348	200
Money market investments	43	69
Total interest income	5,569	6,150

Interest expense:
Deposits	697	976
Advances and other borrowed money	313	344
Total interest expense	1,010	1,320

Net interest income	4,559	4,830
Provision for loan losses	831	224
Net interest income after provision for loan losses	3,728	4,606

Non-interest income:
Depository fees and charges	912	796
Loan fees and service charges	299	200
Gain on sale of securities	278	—
Gain on sale of loans, net	490	36
Gain (loss) on sale of real estate owned	(48)	(288)
Lower of cost or market adjustment on loans held-for-sale	(69)	—
Other	266	196
Total non-interest income	2,128	940

Non-interest expense:
Employee compensation and benefits	2,368	2,720
Net occupancy expense	871	858
Equipment, net	175	288
Data processing	356	194
Consulting fees	120	66
Federal deposit insurance premiums	309	343
Other	1,081	2,164
Total non-interest expense	5,280	6,633

Income/(loss) before income taxes	576	(1,087)
Income tax expense	73	159
Consolidated net income/(loss)	503	(1,246)
Less: Net income/(loss) attributable to non-controlling interest	93	(885)
Net income/(loss) attributable to Carver Bancorp, Inc.	$410	$(361)

Earnings/(loss) per common share:
Basic	$0.11	$(0.10)
Diluted	$0.11	N/A

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	June 2013	March 2013	December 2012	September 2012	June 2012
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$6,666	$7,642	$7,249	$6,094	$7,363
Multi-family	659	423	483	1,724	1,790
Commercial real estate	8,091	14,788	18,872	14,145	16,487
Construction	693	1,230	1,230	4,258	4,658
Business	3,350	6,505	7,718	8,717	9,337
Consumer	—	38	14	15	—
Total non-performing loans	$19,459	$30,626	$35,566	$34,953	$39,635

Other non-performing assets (2):
Real estate owned	$946	$2,386	$2,996	$2,119	$1,961
Loans held-for-sale	9,709	13,107	18,991	26,830	30,163
Total other non-performing assets	10,655	15,493	21,987	28,949	32,124
Total non-performing assets (3):	$30,114	$46,119	$57,553	$63,902	$71,759

Non-performing loans to total loans	5.47%	8.27%	9.76%	9.20%	10.17%
Non-performing assets to total assets	4.75%	7.23%	8.98%	10.01%	11.13%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management, the collection of contractual interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. At June 30, 2013 there were $9.7 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended June 30,
	2013			2012
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest Earning Assets:
Loans (1)	$365,706	$4,915	5.38%	$430,367	$5,587	5.19%
Mortgage-backed securities	57,968	263	1.81%	55,360	294	2.12%
Investment securities	62,832	274	1.74%	31,883	110	1.38%
Restricted Cash Deposit	9,266	1	0.03%	6,415	1	0.03%
Equity securities (2)	1,957	19	3.89%	2,566	23	3.61%
Other investments and federal funds sold	74,076	97	0.53%	99,794	135	0.54%
Total interest-earning assets	571,805	5,569	3.90%	626,385	6,150	3.93%
Non-interest-earning assets	29,899			6,277
Total assets	$601,704			$632,662

Interest Bearing Liabilities:
Deposits:
Now demand	$26,423	$10	0.15%	$26,607	$10	0.15%
Savings and clubs	97,997	65	0.27%	101,305	67	0.27%
Money market	114,440	132	0.46%	109,330	203	0.75%
Certificates of deposit	193,260	480	1.00%	220,255	685	1.25%
Mortgagors deposits	2,248	10	1.78%	2,460	11	1.80%
Total deposits	434,368	697	0.64%	459,957	976	0.85%
Borrowed money	45,001	313	2.79%	43,930	344	3.15%
Total interest-bearing liabilities	479,369	1,010	0.85%	503,887	1,320	1.05%
Non-interest-bearing liabilities:
Demand	56,472			65,198
Other liabilities	8,698			6,852
Total liabilities	544,539			575,937
Minority Interest	(256)			667
Stockholders' equity	57,421			56,058
Total liabilities & stockholders' equity	$601,704			$632,662
Net interest income		$4,559			$4,830

Average interest rate spread			3.05%			2.87%

Net interest margin			3.19%			3.08%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended
	June 30
Selected Statistical Data:	2013		2012
Return on average assets (1)	0.27%		(0.23)%
Return on average equity (2)	2.86%		(2.54)%
Net interest margin (3)	3.19%		3.08%
Interest rate spread (4)	3.05%		2.87%
Efficiency ratio (5)(10)	78.96%		114.96%
Operating expenses to average assets (6)	3.51%		4.19%
Average equity to average assets (7)	9.54%		8.97%

Average interest-earning assets to average interest-bearing liabilities	1.19	x	1.24	x

Basic earnings (loss) per share	$0.11		$(0.10)
Average shares outstanding	3,695,966		3,695,540

	June 30
	2013		2012
Capital Ratios:
Tier 1 leverage ratio (8)	10.43%		9.72%
Tier I risk-based capital ratio (8)	17.42%		15.13%
Total risk-based capital ratio (8)	20.00%		17.63%

Asset Quality Ratios:
Non performing assets to total assets (9)	4.75%		11.13%
Non performing loans to total loans receivable (9)	5.47%		10.17%
Allowance for loan losses to total loans receivable	2.90%		4.77%
Allowance for loan losses to non-performing loans	53.02%		46.95%

(1)	Net income/(loss), annualized, divided by average total assets.
(2)	Net income/(loss), annualized, divided by average total equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expenses divided by sum of net interest income plus non-interest income.
(6)	Non-interest expenses, annualized, divided by average total assets.
(7)	Average equity divided by average assets for the period ended.
(8)	These ratios reflect consolidated bank only.
(9)	Non performing assets consist of non-accrual loans, and real estate owned.
(10)
Non-GAAP Financial Measures: In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles ("GAAP"), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratios. Management believes this non-GAAP financial measure provides information useful to investors in understanding the Company's underlying operating performance and trends, and facilities comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.